GLOBAL TELESYSTEMS GROUP, INC.
                            EQUITY COMPENSATION PLAN


1.       Purpose of the Plan.

         The purpose of the Global TeleSystems Group, Inc. Equity Compensation Plan is (a) to enable Employees, Officers and Eligible Independent Contractors of the Company, though the grant of restricted stock or other equity-based awards provided hereunder, to own shares of stock in the Company, participate in the shareholder value which has been created, and have a mutuality of interest with other shareholders and (b) to enable the Company to attract, retain and motivate individuals of particular merit.

2.       Definitions.

         For purposes of the Plan, the following terms shall be defined as set forth below:

         "Board" means the Board of Directors of Global TeleSystems Group, Inc.

         "CEO" means the Chief Executive Officer of Global TeleSystems Group,
Inc.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

         "Committee" means the Compensation Committee of the Board or such other committee as is designated by the Board to administer the Plan. If at any time a Committee shall not be appointed, the functions of the Committee specified in the Plan shall be exercised by the Board. For purposes of Restricted Stock grants to senior executives of the Company, "Committee" means the subcommittee comprised solely of non-employee directors designated by the Board to administer grants under the Plan to senior executives of the Company.

         "Common Stock" means the Common Stock of Global TeleSystems Group, Inc., par value of $.10 per share.

         "Company" means Global TeleSystems Group, Inc., a Delaware corporation, including any of its wholly- or partially-owned subsidiaries, affiliates or ventures, or any successor organization.

         "Eligible Independent Contractor" means an independent contractor hired by the Company to provide services on a regular basis for the Company.

         "Employee" means an individual employed by the Company.

         "Exchange Act" means the Securities Act of 1934, as amended.

         "Non-Employee Director" means a non-employee director as defined in the Rules.

         "Officer" means a duly elected or appointed officer of the Company.

         "Participant" means an Employee, Officer or Eligible Independent Contractor to whom an award is granted pursuant to the Plan.


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         "Plan" means this Global TeleSystems Group, Inc. Equity Compensation
Plan, as hereinafter amended from time to time.

         "Restricted Stock" means an award of shares of Common Stock that is subject to the restrictions described in Section 6.

         "Rules" means the regulations promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

         Except where otherwise indicated by the context, any masculine terminology used herein shall also include the feminine and vice versa, and the definition of any term herein in the singular shall also include the plural and vice versa.

3.       Stock Subject to the Plan.

         (a) Aggregate Number of Shares. The aggregate number of shares of Common Stock that may be issued or transferred under the Plan is 4% of the total number of shares of Common Stock outstanding at the beginning of that calendar year, subject to adjustment pursuant to Section 3(b) below. In the event the number of shares of Common Stock issued under the Plan and the number of shares of Common Stock subject to outstanding awards equals the maximum number of shares of Common Stock authorized under the Plan, no further awards shall be made unless the Plan is amended or additional shares of Common Stock become available for further awards under the Plan. Any shares of Restricted Stock that are forfeited or settled in cash or otherwise terminated without a delivery of shares of Common Stock to the Participant, including shares withheld in payment of taxes relating to awards, shall be available for awards under the Plan.

         (b) Changes in Capitalization. If any change is made to the Common Stock (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, or exchange of shares or any other change in capital structure made without receipt of consideration), then unless such event or change results in the termination of all outstanding awards under the Plan, the Board or the Committee shall preserve the value of the outstanding awards by adjusting the maximum number and class of shares issuable under the Plan to reflect the effect of such event or change in the Company's capital structure, and by making appropriate adjustments to the number and class of shares subject to an outstanding award except that any fractional shares resulting from such adjustments shall be eliminated by rounding any portion of a share equal to .500 or greater up, and any portion of a share equal to less than .500 down, in each case to the nearest whole number.

4. Administration of the Plan.

         (a) Administration by the Committee. The Plan shall be administered by the Committee consisting of at least two directors designated by the Board.

         (b) Awards of Restricted Stock. It is intended that the awards granted by the Committee shall be awards of Restricted Stock. In the event that the Committee determines, in its sole discretion, that an award of Restricted Stock would not be appropriate with respect to any individual who has been recommended for an award by the CEO (by reason of domestic or foreign tax considerations or otherwise), the Committee shall have the authority, but shall not be obligated, to grant in its discretion to any such individual any other variety of equity-based compensation award, including, but not limited to, phantom stock, phantom units, stock appreciation rights, performance shares or performance units. The Committee shall not, however, have the authority to grant stock options pursuant to the Plan. Awards of


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Restricted Stock to senior executives of the Company shall be made by a subcommittee comprised solely of Non-Employee Directors of the Committee.

         (c) Authority of the Committee. The Committee shall, subject to the limitations and terms of the Plan, have the authority:

                  (i) to consider and approve the recommendations of the CEO as to the identity of the individuals to whom awards hereunder may from time to time be granted;

                  (ii) to determine the number of shares or other awards to be covered by each such award granted hereunder;

                  (iii) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder;

                  (iv) to determine whether, to what extent and under what circumstances, Common Stock and other amounts payable with respect to an award under this Plan shall be deferred either automatically or at the election of the Participant;

                  (v) to amend the terms of any outstanding award (with the consent of the Participant) to reflect terms not otherwise inconsistent with the Plan, including amendments concerning vesting acceleration or forfeiture waiver regarding any award or the extension of a Participant's right with respect to awards granted under the Plan, as a result of termination of employment or service (or otherwise), based on such factors as the Committee shall determine, in its sole discretion; and

                  (vi) to delegate to officers or managers of the Company, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform administrative functions and, with respect to Participants not subject to Section 16 of the Exchange Act, to perform any such other functions as the Committee may determine, to the extent permitted under Rule 16b-3 and applicable law.

         (d) Authority to Adopt Rules. The Committee shall have the authority to adopt, alter, and repeal such administrative and other rules, guidelines and practices governing the Plan, and to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto and to otherwise supervise the administration of the Plan) as it shall, from time to time, deem advisable. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and the Participants.

5.       Eligibility to Participate in the Plan.

         Officers, Employees and Eligible Independent Contractors who are recommended by the CEO and approved by the Committee shall be eligible to be granted awards under the Plan.

6.       Restricted Stock.

         (a) Administration. The CEO shall recommend the individuals to whom Restricted Stock awards shall be made and such recommendations shall be subject to the review and approval of the Committee. The Committee shall determine the time or times at which grants of Restricted Stock will be made, the number of shares to be awarded, the price (if any) to be paid by the recipient of Restricted Stock (subject to Section 6(b)), the time or times within which such awards may become effective or


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vest or be subject to forfeiture, and all other conditions of the awards. The
Committee may condition the grant or vesting of Restricted Stock upon the attainment of specified performance goals or such other factors as the Committee may determine, in its sole discretion. The provisions of Restricted Stock awards need not be the same with respect to each recipient.

         (b)      Restrictions and Conditions.

                  (i) The prospective recipient of a Restricted Stock award shall not have any rights with respect to such award unless and until such recipient has executed an agreement evidencing the award and in substantial conformance to Attachment I hereto and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the applicable terms and conditions of such award as specified by the Committee.

                  (ii) The purchase price for shares of Restricted Stock shall be established by the Committee and may be zero, unless otherwise required, under applicable law.

                  (iii) Except as otherwise specified by the Committee, a certificate in respect of each Restricted Stock award shall be issued in respect of such shares of Restricted Stock, and the certificate shall be held in escrow by the Company until the restrictions thereon shall have lapsed. Such certificate shall be registered in the name of such Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award, substantially in the following form:

         "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Global TeleSystems Group, Inc. Equity Compensation Plan and an agreement entered into between the registered owner and Global TeleSystems Group, Inc. Copies of such Plan and agreement are on file at the offices of Global TeleSystems Group, Inc., 1751 Pinnacle Drive, North Tower, 12th Floor, McLean, VA 22102."

Prior to registration of the shares underlying the award pursuant to applicable securities laws, the Restricted Stock certificate shall also bear a legend substantially in the following form:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"). SUCH SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE ACT, UNLESS, IN THE OPINION (WHICH SHALL BE IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY) OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH REGISTRATION UNDER THE ACT IS NOT REQUIRED."

                  (v) The Committee shall require that the stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Stock award, the Participant shall have delivered a stock transfer power, endorsed in blank, relating to the Common Stock covered by such award.

                  (vi) Subject to the provisions of this Plan and the applicable Restricted Stock Grant Letter, during a period set by the Committee commencing with the date of such award (the "Restriction Period"), the Participant shall not be permitted to sell, transfer, pledge, assign or otherwise encumber


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shares of Restricted Stock awarded under the Plan. The Committee, in its sole discretion, may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part, based on service, performance and such other factors or criteria as the Committee may determine, in its sole discretion. In the event that the Committee does not establish a specific Restriction Period with respect to an award of Restricted Stock hereunder, the restrictions imposed upon such award of Restricted Stock shall lapse in accordance with the following schedule:


                                               Percentage of Grant to Which
     Anniversary of Date of Grant                Restrictions Shall Lapse
     ----------------------------                ------------------------
               First                                        25%
               Second                                       50%
               Third                                        75%
               Fourth                                      100%


                  (vii) Each Restricted Stock Grant Letter shall provide that the Restricted Stock covered by the agreement shall be subject to a "substantial risk of forfeiture" (within the meaning of Section 83 of the Code) for a period to be determined by the Committee.

                  (viii) Except as provided in the Restricted Stock Grant Letter and hereunder, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Company. The Committee, in its sole discretion, as determined at the time of award, may permit or require the payment of cash dividends to be deferred and, if the Committee so determines, reinvested in additional Restricted Stock to the extent shares are available under Section 3. Any stock dividends on Restricted Stock shall be granted in the form of Restricted Stock, provided sufficient shares of Common Stock are available under the Plan for such reinvestment.

                  (ix) Except as provided in the individual Restricted Stock Grant Letter and this Plan, upon termination of a Participant's employment or other service providing relationship with the Company for any reason during the Restriction Period, all shares still subject to restriction shall be forfeited by the Participant, but the Committee may, in it sole discretion, waive in whole or in part any or all remaining restrictions with respect to such Participant's shares of Restricted Stock, based on such factors as the Committee may deem appropriate

                  (x) If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period, the certificates for Common Stock in exchange for such shares shall be delivered to the Participant promptly.

                  (xi) For purposes of this Section 6, a Restricted Stock award will be considered to have been granted on the date that the Committee takes the requisite action to grant the award.

7.       Amendment and Termination.

         The Board may amend, alter or discontinue the Plan at any time and from time to time (either by resolution or unanimous consent); provided, however, that any amendment which, under the requirements of applicable federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted must be approved by the stockholders of the Company, shall not be effective unless and until such stockholder approval has been obtained in compliance with such law and provided further that no such amendment


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shall impair the rights of any Participant without the Participant's consent.
Notwithstanding any provision herein to the contrary, the Board shall have broad authority to amend the Plan, and the Committee shall have the authority to amend any Restricted Stock awards, to take into account changes in applicable tax laws, securities laws, accounting rules and other applicable state and federal laws.

8.       Unfunded Status of the Plan.

         The Plan is intended to constitute an unfunded plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver or hold Restricted or Common Stock or payments in lieu thereof or with respect to awards hereunder.

9.       General Provisions.

         (a) Representations. The Committee may require each person receiving Restricted Stock or Common Stock hereunder to represent to and agree with the Company in writing that the Participant is acquiring the shares without a view to distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

         (b) No Restriction on Adoption of Other Compensation Arrangements. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements (subject to stockholder approval, if such approval is required) and such arrangements may be either generally applicable or applicable only in specific cases.

         (c) No Rights to Continuing Employment. The adoption of the Plan shall not confer upon any Participant any right to continued employment with the Company nor shall it interfere in any way with the right of the Company to terminate its relationship with any of its employees, directors or independent contractors at any time.

         (d) Tax Withholding. No later than the date as of which an amount first becomes includable in the gross income of the Participant for applicable income tax purposes with respect to any award under the Plan, the Participant shall pay to the Company or make arrangements satisfactory to the Committee regarding the payment of any federal, state or local taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, the minimum required withholding obligations may be settled with Common Stock (held with no restrictions), including Common Stock that is part of the award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional upon such payment or arrangements and the Company shall to the extent permitted by law have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

         (e) Right of First Refusal. At the time of grant, the Committee may provide in connection with any grant made under this Plan that the shares of Restricted or Common Stock received as a result of such grant shall be subject to a right of first refusal pursuant to which the Participant shall be required to offer to the Company any shares that the Participant wishes to sell with the price being the then fair market value of the Common Stock, subject to such other terms and conditions as the Committee specifies at the time of grant.


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         (f) Reinvestment of Dividends. The reinvestment of dividends in additional Restricted Stock at the time of any dividend payment shall only be permissible if sufficient shares of Common Stock are available under Section 3 for such investment.

         (g) Designation of a Beneficiary. The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of the Participant's death are to be paid.

         (h) Governing Law. The Plan shall be governed by and subject to the laws of the State of Delaware and to all applicable laws and to the approvals by any governmental or regulatory agency as may be required.

         (i) Mandatory Arbitration. Any dispute arising out of or relating to this Plan, Restricted Stock Grant Letter or Acceptance of Grant shall be resolved solely by arbitration before one arbitrator in accordance with the Employee Benefit Plan Claim Rules of the American Arbitration Association. The location of the arbitration proceeding shall be in McLean, Virginia. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Each party to any dispute regarding the Plan, Restricted Stock Grant Letter or Acceptance of Grant shall pay the costs and fees (including attorneys' fees) of presenting his, her or its case in arbitration. All other costs of arbitration, including the costs of any transcript of the proceedings, administrative fees and the arbitrator's fees, shall be borne equally by the parties. All statutes of limitation which would otherwise be applicable shall apply to any arbitration proceeding. The provisions of this section are exclusive for all purposes and applicable to any and all disputes arising out of or relating to the Plan, Restricted Stock Grant Letter or Acceptance of Grant. The arbitrator who hears and decides any dispute shall have jurisdiction and authority to award only compensatory damages to make whole a person or entity sustaining foreseeable economic loss, and shall not have jurisdiction or authority to make any other award of any type, including, without limitation, punitive damages, unforeseeable economic damages, adverse tax consequences, damages for pain, suffering or emotional distress, or any other kind or form of damages. The remedy, if any, awarded by the arbitrator shall be the sole and exclusive remedy for any dispute which is subject to arbitration under this Plan.

         (j) Severability. If any provision of this Plan shall be held illegal or invalid for any reason, such illegality shall not affect the remaining provisions of this Plan, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been included herein.

         (k) Compliance. Any transfer, sale, assignment, pledge or other disposition of the shares granted under this Plan shall be performed in conformance with the Policy and Procedures of Directors, Officers and Employees of Global TeleSystems Group, Inc. and its Affiliates on Insider Trading and Tipping.

10.      Effective Date and Term of the Plan.

         The Plan shall be effective as of November 15, 1994. No Restricted Stock award shall be granted pursuant to the Plan on or after November 14, 2002, but awards granted prior to such date may extend beyond that date.




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